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                                                                    [Exhibit 53]




           UNITED STATES DISTRICT COURT

                DISTRICT OF NEVADA

                       * * *

HILTON HOTELS CORPORATION and)
HLT CORPORATION,             )
                             )    CV-S-97-095-PMP (RLH)
              Plaintiffs,    )
v.                           )
                             )
ITT CORPORATION,             )         O R D E R
                             )    RE PRELIMINARY INJUNCTION
              Defendant.     )
                             )

    Before the Court for consideration is the Motion of Plaintiffs Hilton Hotels Corporation and HLT Corporation ("Hilton") for a Preliminary Injunction (#34) requiring Defendant ITT Corporation to conduct its annual meeting in May 1997. Hilton's Motion seeks mandatory preliminary relief. It is, therefore, subject to heightened scrutiny and the injunction requested should not issue unless the facts and the law clearly favor Hilton. DAHL V. HEM PHARMACEUTICAL, 7 F.3d 1399, 1403 (9th Cir. 1993), and ANDERSON V. U.S., 612 F.2d 1112, 1114
(9th Cir. 1979). For the reasons set forth below, the Court finds that Hilton has not satisfied this burden and that its Motion for Preliminary Injunction must, therefore, be denied.

    First, neither Nevada law nor ITT's bylaws require that the 1997 annual meeting be conducted in May.

    Pursuant to NRS 78.330, annual meetings are held by Nevada corporations to enable shareholders to elect directors and to conduct other business of the corporation. However, Hilton misapprehends the term "annual meeting" as used in the Nevada Revised Statutes and ITT's bylaws as requiring that such a meeting be conducted every twelve months. If that were the intent of the Nevada Legislature or ITT, they could have easily and clearly said so in the governing statutes and bylaws. Indeed, an annual meeting every twelve months is precisely what was provided for by the corporate bylaws at issue in the seminal case relied upon by Hilton for the proposition that an annual meeting is required every twelve months for Nevada corporations. NEVADA EX. REL. CURTIS V. MCCULLOUGH, 3 Nev. 202 (1867). SEE ALSO E.R. HOLDINGS V. NORTON CO., 735
F. Supp. 1094, 1097 (D. Mass. 1990). Instead, Section 1.2 of ITT's bylaws conforms to NRS

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78.330(l) and provides that ITT's annual meeting shall be held at such date, time and place as determined by the Board of Directors.

    The Court finds persuasive the Affidavit of Professor John C. Coffee, Jr., that the term "annual meeting" at issue must be understood as an adjective which "distinguishes the REGULAR meeting for the election of directors for other SPECIAL meetings called by the board for the stockholders.'' See Coffee Affidavit, paragraph 32 appended to ITT's Memorandum in Opposition (#62). The Court's conclusion is reinforced by the provisions of NRS 78.345(1) which provide:

    If any corporation fails to elect directors within 18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction in equity, upon application of any one or more stockholders holding stock entitling them to exercise at least 15 percent of the voting power, to order the election of directors in the manner required by NRS 78.330.

    Hilton has offered, and the Court can divine no reason why the Nevada Legislature would postpone for six months a shareholder's remedy for a corporation's failure to hold an annual meeting which the Legislature intended to be held within twelve months of the prior annual meeting. The Court concludes that, subject to the right of a board of directors to specify a shorter period, annual meetings for Nevada corporations are contemplated to occur no later than eighteen months after the last such meeting. SEE OCILLA INDUS. V. KATZ, 677 F. Supp. 1291, 1301 (E.D.N.Y., 1987).

    Hilton alternatively argues that even if consistent with Nevada law and ITT's bylaws, failure to conduct an annual meeting in May 1997 would constitute a breach of the fiduciary duty owed by ITT's incumbent Board of Directors to its shareholders.

    Courts have consistently prevented actions by an incumbent board of directors which were primarily designed to impair or impede the shareholder franchise. In a recent case recognizing the importance of the shareholder vote, but arising from a substantially different factual context than is presented here, Judge Edward C. Reed, Jr., reiterated that shareholders of a corporation generally have, "'only two protections against perceived inadequate business performance. They may sell their stock. . ., or they may vote to replace incumbent board members.' Thus, interference with shareholder voting is an especially serious matter, not to be left to the directors' business judgment, precisely because it undercuts a primary justification for allowing directors to rely on their judgment in almost every other context." SHOEN V. AMERICO, 885
F. Supp. 1332, 1340 (D. Nev. 1994), VACATED BY STIP., (D. Nev. 1995) (Citation omitted).


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    This Court fully embraces the foregoing principles expressed in SHOEN.
However, given the saliently different facts presented in this case, Hilton's reliance on SHOEN is misplaced. SHOEN, among other things, involved a situation in which the incumbent board of directors of Americo advanced an already noticed annual meeting date by two months for the primary purpose of re-electing the incumbent board before an arbitration decision was issued which might render the incumbent board unable to control dissident shareholder shares for voting purposes, and before Paul Shoen, a dissident shareholder, had the opportunity to campaign for a seat on the board and seek amendment to the bylaws. Relying principally on BLASIUS INDUS. V. ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988), the SHOEN Court found that the incumbent board demonstrated no compelling justification for its actions and had thus breached its fiduciary duty to Americo's shareholders.

    The circumstances presented here are far different from those in SHOEN or BLASIUS, but are not unlike those confronted in STAHL V. APPLE BANCORP CORP. 579 A.2d 1115 (Del. Ch. 1990). Here, as in STAHL, a majority shareholder claims the incumbent Board of Directors has delayed its annual meeting to frustrate a proxy contest and public tender offer. Moreover, in STAHL, the incumbent board had set and then rescinded the record date for the annual meeting, although no specific date for the annual meeting had been scheduled. STAHL, 579 A.2d at 1118. The STAHL court concluded that, "the action of deferring this company's annual meeting where no meeting date has yet been set and no proxies even solicited does not impair or impede the effective exercise of the franchise to any extent." ID. at 1123. The Court's reasoning in STAHL is fully applicable to the instant case.

    ITT has not yet set its annual meeting, nor is it required by Nevada law or its bylaws to conduct that meeting in May 1997. The failure to hold an annual meeting in May, which has not even been set and is not yet required to be set, cannot be viewed as an inequitable manipulation by the incumbent Board primarily designed to impede the exercise of the shareholder franchise. Further, in accord with NRS 78.138 and relevant case authority, ITT's Board of Directors retains reasonable discretion in setting an annual meeting to resist hostile takeover offers. SHOEN, 885 F. Supp. at 1341, n.22, and STAHL, 579 A.2d at 1124.

    This Court adopts the view expressed by Chancellor Allen, who authored the decisions in STAHL and BLASIUS that, "inquiries concerning fiduciary duties are inherently particularized and contextual. It is probably not possible to work out rules that will be

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perfectly predictive of future cases involving claimed impediments to the shareholder vote. It is sufficient to express a reasoned judgment on the facts presented." STAHL, 579 A.2d at 1125. On the facts presented in this case, the Court finds that Hilton has failed to demonstrate that ITT has breached its fiduciary duty to shareholders by failing to schedule an annual meeting for May 1997.

    Finally, at the hearing on Hilton's Motion for Preliminary Injunction conducted April 17, 1997, the Court permitted counsel for the Plaintiff Shareholder Class in a related action, COLLINS V. ANDERSON, Case
No. CV-S-97-104-PMP (RLH), to present oral argument in support of the mandatory relief requested by Hilton. In that argument, the Shareholder Class emphasized the importance of protecting the voting rights of ITT's shareholders from inappropriate interference by ITT's Board of Directors. As stated earlier, however, there is no impairment of the shareholder franchise in this case because no annual meeting of shareholders has yet been set and the time for conducting the annual meeting has not yet expired.

    Neither is this Court, as suggested by the Shareholder Class, deciding when ITT's 1997 annual meeting should be held. That is a matter for determination by the Board of ITT within the parameters set by Nevada law and ITT's bylaws.

    Lastly, the argument of the Shareholder Class that a delay of the annual meeting beyond May 1997 may cause Hilton to withdraw its tender offer is simply not determinative as to whether the mandatory relief requested should issue. Hilton, ITT and ITT's shareholders are, within the limits of the law, permitted to do as they deem advisable in the marketplace with respect to their investment and business decisions.

    IT IS THEREFORE ORDERED that Hilton's Motion for Preliminary Injunction (#34) is denied.

DATED:  April 21, 1997


                             /s/ PHILIP M. PRO
                             -----------------------------------------
                             PHILIP M. PRO
                             United States District Judge